EXHIBIT 3.25

RESTATED CERTIFICATE OF INCORPORATION

OF

NETEXPRESS TECHNOLOGIES, INC.

UNDER SECTION 101 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Antoine Sayegh and Marcia McKenzie certify that they are respectively the President and Treasurer of NETEXPRESS TECHNOLOGIES, INC., and that the Certificate of Incorporation of the Corporation was originally filed on June 30, 1994, under the name CMCE DATACOM, INC. and restated on October 27, 1994. The Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation (the “Corporation”) is CMC DATACOMM INC.

SECOND: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law, but the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The aggregate number of shares which the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01 per share.

FOURTH: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

FIFTH: The holders of stock of the Corporation shall not have any preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

SIXTH: Except as otherwise provided by law, a majority of the Board of Directors of the Corporation may remove any director for cause and may fill any vacancy occurring in the Board by reason of the removal of directors without cause.

SEVENTH: No director shall be liable for monetary damages to the Corporation or its stockholders, except to the extent such exemption from liability is prohibited by Section 102(b)(7) of the General Corporation Law, as the same may be amended and supplemented. The Corporation shall, to the fullest extent permitted by Section 145 of the

General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors of the Corporation whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders, or otherwise, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a director.

IN WITNESS WHEREOF, we have executed this Restated Certificate of Incorporation this 4th day of November, 1994.

/s/ Antoine Sayegh
Antoine Sayegh

/s/ Marcia Mc Kenzie
Marcia Mc Kenzie

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

CMC DataComm Inc., a corporation organized under the laws of Delaware the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.	The name of this corporation is CMC DataComm Inc.

2.	Its registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington Zip Code 19801 County of New Castle the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington DE 19801 New Castle Co.

3.	The date of filing of the original Certificate of Incorporation in Delaware was June 30, 1994.

4.	The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.	This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, A.D. 1996, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section-312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Jean-Denis Roy the last and acting authorized officer hereunto set his/her hand to this certificate this 29 day of March, 2000.

By:	/s/ Jean-Denis Roy
Authorized Officer

Name:	Jean-Denis Roy
Print or Type

Title:	General Counsel and Corp. Secretary